DAINIPPON INK AND CHEMICALS EXPANDS
             ITS BUSINESS TO PRODUCE SPD-SMART
                     LIGHT-CONTROL FILM

Tokyo, Japan and Woodbury, New York   April 4, 2006.
Dainippon Ink and Chemicals Incorporated announced today that it has expanded the business it started in 1999 to make SPD emulsions, by now acquiring an additional license from Research Frontiers Incorporated (Nasdaq: REFR) to make and sell SPD-Smart light-control film.

In June of 1999, DIC first became licensed by Research Frontiers to make SPD emulsions, which combine special polymers, particles, and other chemicals in a form that can be coated into a high-performance light-control film used in windows and many other products. Since that time, a growing team of people within DIC's R&D and marketing departments in Japan, Europe and the United States, have been working with Research Frontiers and its end-product licensees to develop and improve these SPD emulsions for use in SPD-Smart light-control film. The new license permits DIC to now produce and sell SPD-Smart light-control film, and the first shipments of DIC's next-generation SPD film from its production line have already begun. DIC also plans to expand production capacity from current levels.

SPD light-control film has wide applicability in a variety of SPD-Smart products including architectural, automotive, aircraft and marine windows, as well as in instantly adjustable variable tint eyewear. SPD light-control technology can be used on flat or curved glass or plastic surfaces, and is the world's only light-control technology to combine fast switching speed, optical clarity over a wide range of light transmission, and uniform switching over large surface areas. This next-generation SPD light-control film has the widest reported range of light transmission which can permit the film to go from nearly as clear as an ordinary window to less than 0.5% light transmission, which is forty times darker than even the darkest window tints commonly found on glass office buildings. Switching speed for SPD films is a fast 2-3 seconds, and these materials are durable, having successfully been subjected to thousands of hours of high-intensity exposure under accelerated weathering conditions.

DIC's worldwide non-exclusive license permits it to coat SPD emulsion into SPD light-control films, and sell such films to companies licensed by Research Frontiers to make SPD-Smart end-products. Currently 34 companies around the world are licensed to use Research Frontiers' patented SPD light-control technology in emulsions, film, or end-products. These companies include some of the world's largest chemical and glass companies, who in turn are working with their customers in the automotive, aircraft, marine and architectural product industries.

In a window, sunroof, or other product using VaryFast  SPD-
Smart technology, the user can manually or automatically "tune" the amount of light, glare and heat coming into a home, office, aircraft, train or other vehicle. SPD-Smart windows, which can reduce energy consumption, also block over 99% of harmful ultraviolet (UV) radiation to protect occupants and prevent the fading of carpets, furniture, and artwork. Additional information about SPD-Smart windows and other products can be found at www.SmartGlass.com.

About Dainippon Ink and Chemicals Incorporated

Dainippon Ink and Chemicals Incorporated (DIC), is one of
Japan's most diversified chemical companies and is the core of the DIC Group, which comprises approximately 260 subsidiaries and affiliates, including Sun Chemical Corp. in more than 60 countries worldwide.

The operations of the DIC Group are divided into five segments: graphic arts materials; industrial materials; high performance & applied products; electronics & information materials; and related business, purchasing & logistics. Through these operations, the Group supplies an extensive range of essential products to industrial users around the world. A leader in the global markets for printing inks, organic pigments and performance resins, the DIC Group continues to strengthen its international position while contributing to industry and society through its innovative products and technologies.

Founded in 1908 and incorporated in 1937, the DIC Group has 26,757 employees. Net sales for the fiscal year ended March 31, 2005 were 1.0 trillion yen (US$9.4 billion). Additional information about Dainippon Ink and Chemicals can be found on the Internet at www.dic.co.jp.

About SPD Technology and Research Frontiers Incorporated

Research Frontiers Incorporated (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast SPD-Smart light-control glass and plastic products.
SPD technology, made possible by a flexible light-control film invented by Research Frontiers, allows the user to instantly and precisely control the shading of glass/plastic manually or automatically. SPD technology has numerous product applications, including: SPD-Smart windows, sunshades, skylights and interior partitions for homes and buildings; automotive windows, sunroofs, sunvisors, sunshades, and rear-view mirrors; aircraft and marine windows and window shades; eyewear products; and flat panel displays for electronic products.

SPD-Smart film technology was awarded a "Best of What's New Award" from Popular Science magazine for home technology and was also named by the Society of Automotive Engineers'
Aerospace Engineering magazine as one of the top new technologies for 2002. SPD technology is covered by over 450 patents and patent applications held by RFI worldwide. Currently 34 companies are licensed to use Research Frontiers' patented
SPD light-control technology in emulsions, film, or end products. Information about Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. SPD-SmartTM, VaryFastTM, SPD-SmartGlassTM, Powered by
SPDTM, The View of the Future   Everywhere You LookTM and
Visit SmartGlass.com - to change your view of the world are trademarks of Research Frontiers Incorporated.

Contact:

Research Frontiers Incorporated
Joseph M. Harary, President
Patricia A. Bryant, Manager of Investor Relations
Michael R. LaPointe, Vice President-Marketing
516-364-1902
info@SmartGlass.com

Dainippon Ink and Chemicals (customer inquiries only)

Japan (Dainippon Ink and Chemicals, Incorporated):
Mr. Tomoyuki (Ty) Tanaka
tomoyuki-tanaka@ma.dic.co.jp

Mr. Kouhei Sadoshima
kouhei-sadoshima@ma.dic.co.jp

North America (DIC International (USA), LLC):
Mr. Anthony Pirro
apirro@dica.com

Mr. Takahisa Yamatoya
yamatoya@dica.com

Europe (DIC Europe GmbH):
Mr. Masakazu Yoshida
yoshida@dice.de